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                                             OMB Number: 3235-0145
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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              (AMENDMENT NO. ___)*

                            AGU Entertainment Corp.
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                                (Name of Issuer)

                                  Common Stock
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                         (Title of Class of Securities)

                               Being applied for
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                                 (CUSIP Number)

                                    4/ 01 /04
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             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

   [ ]               Rule 13d-1(b)

   [X]               Rule 13d-1(c)

   [ ]               Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1745 (12-02)

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CUSIP No.
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      1.   Names of Reporting Persons.
           I.R.S. Identification Nos. of above persons (entities only).

           Neil Strum
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      2.   Check the Appropriate Box if a Member of a Group (See Instructions)
           (a)[ ]
           (b)[ ]
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      3.   SEC Use Only

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      4.   Citizenship or Place of Organization          United States
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Number of               5.     Sole Voting Power                1,460,086
Shares                  --------------------------------------------------------
Beneficially            6.     Shared Voting Power              0
Owned by                --------------------------------------------------------
Each Reporting          7.     Sole Dispositive Power           1,460,086
Person With:            --------------------------------------------------------
                        8.     Shared Dispositive Power         0
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      9.   Aggregate Amount Beneficially Owned by Each Reporting Person
           1,460,086
--------------------------------------------------------------------------------
     10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares
           (See Instructions)
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     11.   Percent of Class Represented by Amount in Row (9)    6.9%
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     12.   Type of Reporting Person (See Instructions)
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     IN

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ITEM 1.

        (a)     Name of Issuer

                AGU Entertainment Corp.

        (b)     Address of Issuer's Principal Executive Offices

                1107 Biscayne Boulevard, Suite 101
                Miami, Florida 33161

ITEM 2.

        (a)     This Statement is filed by:

                Neil Strum

        (b)     The home address is 3849 Ramble Pacifico, Malibu, CA 90265.

        (c)     Mr. Strum is a citizen of the United States.

        (d)     Title of Class of Securities

                Common Stock

        (e)     CUSIP Number

                Being applied for

ITEM 3.

        N/A

ITEM 4. OWNERSHIP

        Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

        (a)     Amount beneficially owned:   1,460,086(1)

        (b)     Percent of class:   6.9%

        (c)     Number of shares as to which the person has:

                (i)     Sole power to vote or to direct the vote:  1,460,086.

                (ii)    Shared power to vote or to direct the vote:  0.

                (iii)   Sole power to dispose or to direct the disposition of:
                        1,460,086.

                (iv)    Shared power to dispose or to direct the disposition of:
                        0.

        (1) Based upon 21,153,076 shares of common stock outstanding as of March 17, 2004 as reported in the issuer's Schedule 14F-1 filed with the Securities and Exchange Commission on March 18, 2004.

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         N/A

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         N/A

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

        N/A

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ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         N/A

ITEM 10. CERTIFICATION

         N/A

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                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: April 13, 2004

                                   /s/ Neil Strum
                                   --------------------------------
                                   Neil Strum